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                                                                    EXHIBIT 23.4



CONSENT OF FINANCIAL ADVISOR

     We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of First Bancorp, included as Appendix C to the Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letter and to our firm in such Prospectus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used therein, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ Sterne, Agee & Leach, Inc.
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STERNE, AGEE & LEACH, INC.


Atlanta, Georgia
May 15, 2000